Exhibit (n)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated May 11, 2007, accompanying the combined financial statements of Main Street Mezzanine Fund, LP and Main Street Mezzanine Management, LLC and schedule of the Senior Securities of Main Street Mezzanine Fund, LP contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus and consent to the use of our name as it appears under the caption “Independent Registered Public Accounting Firm.”
/s/ GRANT THORNTON LLP
Houston, Texas
May 11, 2007